Description of Amended and Restated DeVry Inc. Employee Stock Purchase Plan
EXHIBIT 10.1
Administration
      The ESPP is administered by the Company, which has final authority to decide any question of interpretation of the ESPP or rights arising thereunder. The Company pays all expenses of the ESPP. The Company has hired an independent, third-party administrator to maintain the records of the ESPP.
Shares Reserved for Issuance
      The ESPP reserves 200,000 shares for issuance pursuant to employee purchases through payroll deductions under the ESPP, subject to approval by the Company’s stockholders at the 2005 Annual Meeting.
Eligibility
      Except as described below, all employees of the Company and certain designated subsidiaries who customarily work more than 20 hours per week and more than five months during each year are eligible to participate in the ESPP as of any enrollment date after their first day of employment. Employees who are ineligible to participate in the ESPP include those (1) who are prohibited by the laws and regulations of the country of their residence or employment from participating in the ESPP, as determined by the Company, or to whom the Company may not offer or sell Common Stock under the ESPP, (2) who are executive officers or for whom the Company makes filings pursuant to Section 16 of the Securities Exchange Act of 1934, or (3) who own or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company. Rights to purchase shares under the ESPP are not transferable.
Purchase of Shares
      The ESPP provides for monthly purchase dates on the last business day of each month (the “Purchase Date”). Each eligible employee may elect to purchase shares of Common Stock pursuant to the ESPP by filing a payroll deduction authorization. Shares may be purchased under the ESPP only through payroll deductions of not more than 10% of an employee’s base salary plus bonuses and commissions. On the Purchase Date, the amounts withheld by payroll deduction for the period beginning on the first business day following the most recent Purchase Date and ending on the next Purchase Date (the “Purchase Period”) are applied to purchase shares for the employee from the Company, provided the employee is employed by the Company on the Purchase Date. If the employee is not employed by the Company on the Purchase Date, then the employee’s accumulated payroll deductions are returned to the employee.
      The purchase price for the shares (the “Purchase Price”) is 95% of the fair market value of a Common Share on the Purchase Date. No participant may purchase Common Shares in any calendar year having an aggregate value (determined at time of purchase) exceeding $25,000. An employee may increase or decrease, or cease, payroll deductions by submitting an appropriate form to the Company at least 10 days before the date a paycheck is issued; provided, however, only one change is allowed in any Purchase Period.
Issuance and Delivery of Shares
      Shares purchased by employees under the ESPP are delivered by the Company to, and held by, the third-party administrator on behalf of the purchasing employees.
Amendments
      The Board of Directors may amend the ESPP, except that, without the approval of the stockholders of the Company, the ESPP may not be amended to increase the number of reserved shares. The Board of Directors may terminate the ESPP at any time.
Tax Consequences
      The following description is a summary of the federal income tax consequences to the Company and employees participating in the ESPP. Applicable state, local and foreign tax consequences may differ.
      The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, employees are not taxed on income or gain with respect to the ESPP either at the first day of the Purchase Period or at the Purchase Date. If an employee disposes of the shares purchased under the ESPP more than one year after the Purchase Date and more than two years after the beginning of the Purchase Period, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of (1) the gain on the disposition of the shares or (2) the purchase price discount (five percent) applied to the fair market value of the shares on the first day of the Purchase Period. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.
      If an employee disposes of shares purchased under the ESPP (including by way of gift, but not death, bequest or inheritance) within either the one-year or the two-year holding periods described above (a “disqualifying disposition”), the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the Purchase Price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee’s holding period for the shares. In the event of a disqualifying disposition, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary.
      The ESPP is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Internal Revenue Code.